Exhibit 99.1

December 1, 2011

Sprint and Clearwire Announce New Agreements

•	Offers Clearwire Up to $1.6 Billion in Conditional Aggregate Revenues and Funding

•	Clearwire to Receive Total of $926 Million From Sprint for Unlimited 4G WiMAX Services in 2012 and 2013; WiMAX Network to Operate Through at Least 2015

•	Sprint to Provide Support for Future LTE Services

•	Companies Agree on Parameters for Additional Sprint Equity Investment

•	Clearwire to Pay $237 Million Total Interest for First-Priority, Second-Priority and Exchangeable Notes as Scheduled

OVERLAND PARK, Kan. and BELLEVUE, Wash. – Dec. 1, 2011 – Sprint Nextel (NYSE:S) and Clearwire (NASDAQ: CLWR) today announced agreements potentially worth up to $1.6 billion over the next four years in payments for WiMAX services, possible pre-payments for LTE services and potential equity investments. The agreements further align Clearwire’s LTE network build as a complement to Sprint’s Network Vision strategy.

Also today, Clearwire announced that it has made interest payments totaling $237 million on its first-priority, second-priority and exchangeable notes which were due Dec. 1, 2011.

“These agreements are a result of the technical MOU we outlined during our third quarter results call and extend our relationship with Clearwire,” said Dan Hesse, Sprint CEO. “It provides Sprint improved pricing, allows us to continue to provide WiMAX 4G services to our customers today and to new customers in the future and provides additional LTE capacity to help complement our Network Vision strategy and meet our customers’ growing data demands.”

“Today’s announcement further cements the mutually beneficial relationship between our two companies,” said Erik Prusch, president and CEO of Clearwire. “It is an important step toward meeting Clearwire’s key goals of extending our current 4G network arrangement, securing a commitment to our future LTE Advanced-ready network, and funding the business. We continue to move closer to realizing the full value of our deep spectrum resources as we are uniquely positioned to meet the rapidly growing demand for 4G mobile broadband.”

Wholesale Pricing and 4G Availability

The agreements modify prior wholesale pricing agreements and provide Sprint with unlimited access to Clearwire’s WiMAX network to meet its growing 4G data demands. Under the terms of the agreements, Sprint will pay Clearwire a total of $926 million, approximately two-thirds of which will be paid in 2012, for unlimited 4G WiMAX retail services during 2012 and 2013, subject to certain conditions. The agreements also establish long-term usage-based pricing for WiMAX services in 2014 and beyond. Sprint will have access to Clearwire’s WiMAX network through at least 2015. Sprint plans to continue selling WiMAX devices with two-year contracts through at least 2012 and support those devices through the life of the contract.

In addition, the agreement contains separate, competitive pricing for re-wholesaling by Sprint that provides flexibility for Sprint to grow its 4G WiMAX wholesale business while at the same time providing Clearwire increased pricing flexibility that should allow Clearwire to grow its wholesale markets and attract new customers.

TDD-LTE Collaboration

The agreements also lay the foundation for the deployment of Clearwire’s planned LTE Advanced-ready overlay network and outline the terms for Sprint to gain access to the additional LTE capacity. The TDD-LTE rollout will capitalize on Clearwire’s deep spectrum resources to deliver on 4G capacity needs over the long-term. Under the terms, Sprint will pay Clearwire up to $350 million in a series of prepayments over a period of up to two years for LTE capacity if Clearwire achieves certain build-out targets and network specifications by June 2013. The agreements also establish long-term usage-based pricing for LTE services for 2012 and beyond. The companies have agreed to collaborate on a network build plan and will jointly select LTE macro-cell sites to cover Sprint’s high usage area “hotspots.” Clearwire plans to seek additional funding before initiating the build-out of its LTE Advanced-ready network.

In addition, Clearwire and Sprint will work collaboratively to support the ecosystem for TDD-LTE in Band Class 41 for devices, chipsets and standards. Subject to the timing of the build-out and other factors, Sprint expects to launch devices including laptop cards and phones that will utilize Clearwire’s TDD-LTE network in 2013.

Equity Investment

Sprint has committed to providing additional equity funding to Clearwire in the event of an equity offering. If Clearwire raises new equity between $400 and $700 million, Sprint will participate in the offering on a pro rata basis up to $347 million, consistent with Sprint’s current voting interest of 49.6 percent on the same terms and conditions as other participating companies.

About Sprint Nextel

Sprint Nextel offers a comprehensive range of wireless and wireline communications services bringing the freedom of mobility to consumers, businesses and government users. Sprint Nextel served more than 53 million customers at the end of 3Q 2011 and is widely recognized for developing, engineering and deploying innovative technologies, including the first wireless 4G service from a national carrier in the United States; offering industry-leading mobile data services, leading prepaid brands including Virgin Mobile USA, Boost Mobile, and Assurance Wireless; instant national and international push-to-talk capabilities; and a global Tier 1 Internet backbone. Newsweek ranked Sprint No. 3 in its 2011 Green Rankings, listing it as one of the nation’s greenest companies, the highest of any telecommunications company. You can learn more and visit Sprint at www.sprint.com or www.facebook.com/sprint and www.twitter.com/sprint.

About Clearwire

Clearwire Corporation (NASDAQ:CLWR), through its operating subsidiaries, is a leading provider of mobile broadband services. Clearwire’s 4G network currently provides coverage in areas of the U.S. where more than 130 million people live. Clearwire’s open all-IP network, combined with significant spectrum holdings, provides an unprecedented combination of speed and mobility to deliver next generation broadband access. The company markets its 4G service through its own brand called CLEAR® as well as through its wholesale relationships with companies such as Sprint, Comcast, Time Warner Cable, Locus Telecommunications, Cbeyond, Mitel, Best Buy and United Online. Strategic investors include Intel Capital, Comcast, Sprint, Google, Time Warner Cable, and Bright House Networks. Clearwire is headquartered in Bellevue, Wash. Additional information is available at http://www.clearwire.com.

Forward-Looking Statements

This release, and other written and oral statements made by Clearwire from time to time, contain forward-looking statements which are based on management’s current expectations and beliefs, as well as on a number of assumptions concerning future events made with information that is currently available. Forward-looking statements may include, without limitation, management’s expectations regarding future financial and operating performance and financial condition; proposed transactions; network development and market launch plans; strategic plans and objectives; industry conditions; the strength of the balance sheet; and liquidity and financing needs. The words “will,” “would,” “may,” “should,” “estimate,” “project,” “forecast,” “intend,” “expect,” “believe,” “target,” “designed,” “plan” and similar expressions are intended to identify forward-looking statements. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside of Clearwire’s control, which could cause actual results to differ materially and adversely from such statements. Some factors that could cause actual results to differ are:

•	We have a history of operating losses and we expect to continue to realize significant net losses for the foreseeable future.

•

If our business fails to perform as we expect or if we incur unforeseen expenses in the near term, we will require additional capital to fund our current business. Also, we will need substantial additional capital over the intermediate and long-term. Such additional capital may not be available on acceptable terms or at all. If we fail to obtain additional capital, our business prospects, financial condition and results of operations will likely be materially and adversely affected, and we will be forced to consider all available alternatives.

•

Our current plans and projections are based on a number of assumptions about our future performance, which may prove to be inaccurate, such as our ability to substantially expand our wholesale business and implement various cost savings initiatives.

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Our business has become increasingly dependent on our wholesale partners, and Sprint in particular. If we do not receive the amount of revenues we expect from existing wholesale partners or if we are unable to enter into new agreements with additional wholesale partners for new wholesale commitments, our business prospects, results of operations and financial condition could be adversely affected, or we could be forced to consider all available alternatives.

•

We regularly evaluate our plans, and we may elect to pursue new or alternative strategies which we believe would be beneficial to our business, including among other things, expanding our network coverage to new markets, augmenting our network coverage in existing markets, changing our sales and marketing strategy and/or acquiring additional spectrum. Such modifications to our plans could significantly change our capital requirements.

•

We believe we will need to deploy LTE on our wireless broadband network, alongside mobile WiMAX, to be able to continue to operate in the long term. We will incur significant costs to deploy such technology, and will need to raise substantial additional capital to cover such costs. Additionally, LTE technology, or other alternative technologies that we may consider, may not perform as we expect on our network and deploying such technologies would result in additional risks to the company, including uncertainty regarding our ability to successfully add a new technology to our current network and to operate dual technology networks without disruptions to customer service, as well as our ability to generate new wholesale customers for the new network.

•	We currently depend on our commercial partners to develop and deliver the equipment for our legacy and mobile WiMAX networks.

•	Many of our competitors for our retail business are better established and have significantly greater resources, and may subsidize their competitive offerings with other products and services.

•	Our substantial indebtedness and restrictive debt covenants could limit our financing options and liquidity position and may limit our ability to grow our business.

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Sprint owns just less than a majority of our common shares, is our largest shareholder, and has the contractual ability to obtain enough shares to hold the majority voting interest in the company, and Sprint may have, or may develop in the future, interests that may diverge from other stockholders.

•	Future sales of large blocks of our common stock may adversely impact our stock price.

For a more detailed description of the factors that could cause such a difference, please refer to Clearwire’s filings with the Securities and Exchange Commission, including the information under the heading “Risk Factors” in our Annual Report on Form 10-K filed on February 22, 2011 and subsequent Form 10-Q filings. Clearwire assumes no obligation to update or supplement such forward-looking statements.

Sprint Contacts

Investor Relations

Brad Hampton, 800-259-3755

investor.relations@sprint.com

Media Relations

Scott Sloat, 240-855-0164

Scott.sloat@sprint.com

Clearwire Contacts

Investor Relations:

Alice Ryder, 425-636-5828

alice.ryder@clearwire.com

Media Relations:

Susan Johnston, 425-216-7913

susan.johnston@clearwire.com

JLM Partners for Clearwire:

Mike DiGioia or Jeremy Pemble, 206-381-3600

mike@jlmpartners.com or jeremy@jlmpartners.com